Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT PHARMACEUTICALS REPORTS
2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
•	Fourth quarter revenue $240.5 million; Full year 2009 revenue $830.5 million

•	Fourth quarter GAAP EPS $1.89, Adjusted Non-GAAP (Cash) EPS $0.67; Full year 2009 GAAP EPS $3.07, Adjusted Non-GAAP (Cash) EPS $2.21

•	Full year 2009 GAAP Cash Flow from Operations $188 million, Adjusted Cash Flow from Operations $226 million
     ALISO VIEJO, Calif., February 22, 2010 — Valeant Pharmaceuticals International (NYSE: VRX) today announced fourth quarter and full year financial results for 2009.
     “Across the organization, Valeant delivered on its commitments in 2009,” stated J. Michael Pearson, chairman and chief executive officer. “We intend to continue our strong performance in 2010, with a focus on growth through market-driven innovation, improvements in our operating leverage, and the progression of our pipeline products.”
Fourth Quarter 2009 Discussion:
     Total revenue was $240.5 million in the fourth quarter of 2009 as compared to $183.0 million in the fourth quarter of 2008, an increase of 31%.
     Product sales in the Specialty Pharmaceuticals segment were $119.3 million in the fourth quarter of 2009, as compared to $89.2 million in the fourth quarter of 2008, an increase of 34%. At constant exchange rates, Specialty Pharmaceuticals product sales increased 27%. Within the Specialty Pharmaceuticals segment, alliance and service revenue was $23.3 million in the fourth quarter of 2009 as compared to $4.4 million in the fourth quarter of 2008. Since the company acquired Dow in December 2008 and the 1% clindamycin and 5% benzoyl peroxide product (IDP-111) was launched in August 2009, no service revenue or profit share income was recorded in the fourth quarter of 2008.
     Product sales in Branded Generics — Latin America were $47.2 million in the fourth quarter of 2009 as compared to $36.9 million in the same period in 2008, an increase of 28%. At constant exchange rates, product sales in Latin America in the fourth quarter of 2009 increased 25% as compared to the fourth quarter of 2008.

     Product sales in Branded Generics — Europe were $42.0 million in the fourth quarter of 2009 as compared to $35.9 million in the same period in 2008, an increase of 17%. At constant exchange rates, product sales in Europe in the fourth quarter of 2009 increased 14% as compared to the fourth quarter of 2008.
     Ribavirin royalties were $8.7 million in the fourth quarter of 2009 as compared to $16.6 million in the fourth quarter of 2008, a decrease of 48%. This expected decrease is primarily attributable to the expiration of royalty terms in most European countries.
     The company’s cost of goods sold was 28% of product sales for the fourth quarter of 2009 as compared to 26% for the fourth quarter of 2008. This increase is primarily due to the impact of our Tecnofarma and EMO-FARM acquisitions.
     Selling, general and administrative expenses were essentially flat in the fourth quarter of 2009 at $65.5 million as compared to $66.4 million in the fourth quarter of 2008.
     Research and development costs increased 25% to $14.8 million in the fourth quarter of 2009 as compared to $11.9 million in the same period of 2008.
     Net interest expense increased to $12.4 million in the fourth quarter of 2009 as compared to $4.5 million in the fourth quarter of 2008. The increase primarily reflects interest expense related to $365 million aggregate principal amount of senior notes issued in June 2009.
     Income tax in the fourth quarter of 2009 was a tax benefit of $97.8 million as compared to a tax expense of $1.0 million in the fourth quarter of 2008. The tax benefit amount is primarily related to the release of the valuation allowance recorded previously against the net deferred tax assets, primarily comprised of net operating losses in the U.S.
     Income from continuing operations was $156.2 million for the fourth quarter of 2009, or $1.89 per diluted share, as compared to a loss from continuing operations of $150.6 million, or a loss of $1.82 per diluted share, for the fourth quarter of 2008. On an adjusted non-GAAP (Cash) EPS basis, adjusted income from continuing operations was $55.4 million, or $0.67 per diluted share, in the fourth quarter of 2009 as compared to adjusted income from continuing operations of $43.2 million, or $0.52 per diluted share, in the fourth quarter of 2008.
     GAAP cashflow from operations for the fourth quarter of 2009 was $52 million, which includes the effect of the accreted discount on convertible debt from the newly implemented accounting requirements and acquisition transaction fees. Adjusted cash flow from operations for the fourth quarter of 2009 was $55 million. Interest on our senior notes is paid in June and December. GAAP cash flow from operations and adjusted cash flow from operations for the fourth quarter included $15.8 million of interest expense related to our senior notes, an expense that we did not have prior to the fourth quarter.

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Full Year 2009 Discussion:
     Total revenue in 2009 was $830.5 million as compared to $657.0 million in 2008, an increase of 26%.
     Product sales in the Specialty Pharmaceuticals segment were $403.9 million in 2009, as compared to $303.7 million in 2008, an increase of 33%. At constant exchange rates, Specialty Pharmaceuticals product sales increased 35%.
     Product sales in Branded Generics — Latin America were $155.2 million in 2009 as compared to $136.6 million in 2008, an increase of 14%. At constant exchange rates, product sales in Latin America in 2009 increased 34% as compared to those in 2008.
     Product sales in Branded Generics — Europe were $151.7 million in 2009 as compared to $152.8 million in 2008, a decrease of 1%. At constant exchange rates, product sales in Europe in 2009 increased 25% as compared to those in 2008.
     Ribavirin royalties were $46.7 million in 2009 as compared to $59.4 million in 2008, a decrease of 21%. This expected decrease is primarily attributable to the expiration of royalty terms of most European countries on the ten-year anniversary of product launches in the respective countries.
     The company’s cost of goods sold was 27% of product sales for 2009 as compared to 28% for 2008.
     Selling, general and administrative expenses were $255.8 million in 2009 as compared to $278.0 million in 2008, a decrease of 8%.
     Research and development costs decreased 49% to $44.0 million in 2009 as compared to $87.0 million in 2008.
     Net interest expense increased to $39.3 million in 2009 as compared to $28.3 million in 2008, primarily reflecting additional interest expense related to $365 million aggregate principal amount of senior notes issued in June 2009.
     Income tax for 2009 was a tax benefit of $58.3 million compared to a tax expense of $34.7 million for 2008. The 2009 tax benefit amount is primarily related to the release of the valuation allowance recorded as of December 31, 2008 against our net deferred tax assets, primarily comprised of net operating losses in the U.S.
     Income from continuing operations was $257.6 million for 2009, or $3.07 per diluted share, as compared to a loss from continuing operations of $207.4 million, or a loss of $2.37 per diluted share, for 2008. On an adjusted non-GAAP (Cash) EPS basis, adjusted income from continuing operations was $185.2 million, or $2.21 per diluted share, in 2009 as compared to adjusted income from continuing operations of $71.7 million, or $0.81 per diluted share, in 2008.

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     GAAP cash flow from operations for 2009 was $186 million, which includes the effect of accreted discount on convertible debt from the newly implemented accounting requirements and acquisition transaction fees. Adjusted cash flow from operations for 2009 was $226 million.
2010 Guidance
     The company reaffirms its adjusted non-GAAP (Cash) EPS guidance of $2.45 — $2.70 in 2010.
Conference Call and Webcast Information:
     Valeant will host a conference call and a live Internet webcast along with a slide presentation today at 10:00 a.m. EST (7:00 a.m. PST) to discuss its fourth quarter and full year financial results for 2009. The dial-in number to participate on this call is (877) 295-5743, confirmation code 53708100. International callers should dial (973) 200-3961, confirmation code 53708100. A replay will be available approximately two hours following the conclusion of the conference call through March 1, 2010 and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 53708100. The live webcast of the conference call may be accessed through the investor relations section of Valeant’s corporate Web site at www.valeant.com.
About Valeant:
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
Forward-looking Statements
     This press release may contain forward-looking statements, including, but not limited to, statements regarding our ability to continue our performance and growth in 2010 and guidance with respect to expected adjusted non-GAAP (cash) earnings per share. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company’s most recent annual or quarterly report filed with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no

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obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
Non-GAAP Information:
     To supplement the consolidated financial results prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as acquisition transaction fees, special charges and credits including acquired IPR&D, restructuring, asset impairments and dispositions, amortization expense, gain on early extinguishment of debt, the new non-cash accounting charge for interest on the convertible debt related to ASC 470-20 (FSP APB 14-1), which the company adopted on January 1, 2009, and the non-GAAP tax effect of such charges. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of GAAP to non-GAAP measures can be found in the tables below. The company has provided guidance with respect to cash earnings per share, which is a non-GAAP financial measure that represents earnings per share, excluding certain items, such as acquisition transaction fees included within SG&A, special charges and credits including acquired IPR&D, restructuring, asset impairments and dispositions, amortization expense, gain on early extinguishment of debt, the non-cash accounting charge for interest on the company’s convertible debt related to ASC 470-20 (FSP APB 14-1) and the tax effect of such charges. The company has not provided a reconciliation of this forward-looking non-GAAP financial measure due to the difficulty in forecasting and quantifying the exact amount of the items excluded from the non-GAAP financial measure that will be included in the comparable GAAP financial measure.
Financial Tables, including a reconciliation of GAAP to non-GAAP financial measures, follow.
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Valeant Pharmaceuticals International	Table 1
Statement of Income
For the Three and Twelve Months Ended December 31, 2009 and 2008

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In thousands, except per share data)	2009	2008	% Change	2009	2008	% Change

Product sales	$208,534	$162,023	29%	$710,761	$593,165	20%
Service revenue	5,010	—		22,389	—
Alliance revenue	26,978	20,991	29%	97,311	63,812	52%

Total revenues	240,522	183,014	31%	830,461	656,977	26%

Cost of goods sold	58,232	41,589	40%	192,974	167,916	15%
Cost of services	4,126	—		17,836	—
Selling, general and administrative (“SG&A”)	65,542	66,350	-1%	255,782	278,019	-8%
Research and development costs, net	14,801	11,867	25%	43,977	86,967	-49%
Special charges and credits including acquired in-process research and development	4,377	186,300		6,351	186,300
Restructuring, asset impairments, dispositions and acquisition-related costs	3,115	17,001		10,068	21,295
Amortization expense	18,915	12,357	53%	70,640	49,973	41%

	169,108	335,464	-50%	597,628	790,470	-24%

Income (loss) from operations	71,414	(152,450)		232,833	(133,493)

Interest expense, net	(12,403)	(4,520)		(39,250)	(28,256)
Gain (loss) on early extinguishment of debt	—	1,888		7,221	(12,994)
Other income (expense), net including translation and exchange	(672)	5,445		(1,458)	2,056

Income (loss) from continuing operations before income taxes	58,339	(149,637)		199,346	(172,687)

Provision (benefit) for income taxes	(97,811)	962		(58,270)	34,688

Income (loss) from continuing operations	156,150	(150,599)		257,616	(207,375)

Income (loss) from discontinued operations, net	6,256	(20,586)		6,125	166,548

Net income (loss)	$162,406	$(171,185)		$263,741	$(40,827)

Earnings per share:

Basic:
Income (loss) from continuing operations	$1.95	$(1.82)		$3.15	$(2.37)
Discontinued operations	0.08	(0.25)		0.07	1.90

Basic earnings (loss) per share	$2.03	$(2.07)		$3.22	$(0.47)

Shares used in per share computation	79,925	82,585		81,781	87,480

Diluted:
Income (loss) from continuing operations	$1.89	$(1.82)		$3.07	$(2.37)
Discontinued operations	0.07	(0.25)		0.07	1.90

Diluted earnings (loss) per share	$1.96	$(2.07)		$3.14	$(0.47)

Shares used in per share computation	82,729	82,585		83,970	87,480

Valeant Pharmaceuticals International	Table 2
Reconciliation of GAAP EPS to Cash EPS
For the Three and Twelve Months Ended December 31, 2009 and 2008

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2009	2008	2009	2008

Income (loss) from continuing operations	$156,150	$(150,599)	$257,616	$(207,375)

Non-GAAP adjustments (a):
Special charges and credits including acquired in-process research and development (b)	4,377	186,300	6,351	186,300
Restructuring, asset impairments, dispositions and acquisition-related costs (c)	3,115	17,001	10,068	21,295
Amortization expense	18,915	12,357	70,640	49,973

	26,407	215,658	87,059	257,568
ASC 470-20 (FSP APB 14-1) interest	1,892	3,723	10,242	14,899
(Gain) loss on early extinguishment of debt	—	(1,888)	(7,221)	12,994
Tax	(129,000)	(23,738)	(162,463)	(6,362)

Total adjustments	(100,701)	193,755	(72,383)	279,099

Adjusted income from continuing operations	$55,449	$43,156	$185,233	$71,724

GAAP earnings (loss) per share — diluted	$1.89	$(1.82)	$3.07	$(2.37)

Cash earnings per share — diluted	$0.67	$0.52	$2.21	$0.81

Shares used in diluted per share calculation — GAAP earnings (loss) per share	82,729	82,585	83,970	87,480

Shares used in adjusted diluted per share calculation — Cash earnings per share	82,729	83,738	83,970	88,467

(a)	To supplement the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as special charges and credits including acquired in-process research and development, restructuring, asset impairments and dispositions and acquisition-related costs, amortization expense, ASC 470-20 (FSP APB 14-1) interest, gain (loss) on early extinguishment of debt and the non-GAAP tax effect of such charges. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

(b)	Special charges and credits including acquired in-process research and development of $4.4 million and $6.4 million for the three and twelve months ended December 31, 2009 relates to $4.4 million and $4.4 million primarily related to settlements involving Spear Pharmaceuticals, Inc. and $0 and $2.0 million for the acquisition of product rights to market Opana in Canada, Australia and New Zealand, respectively. In the three and twelve months ended December 31, 2008 the $186.3 million relates to acquired in-process research and development from the Dow Pharmaceuticals acquisition.

(c)	Restructuring, asset impairments, dispositions and acquisition-related costs for the three and twelve months ended December 31, 2009 include acquisition-related costs of $2.7 million and $6.5 million and restructuring costs of $0.4 million and $3.6 million, respectively. In the three and twelve months ended December 31, 2008, restructuring, asset dispositions and acquisition-related costs include $16.5 million and $55.8 million related to restructuring and $0.5 million and ($34.5) million related to the sale of our operations in Asia, respectively.
This table includes Cash Earnings Per Share, which is a non-GAAP financial measure that represents earnings per share, excluding special charges and credits including acquired in-process research and development, restructuring, asset impairments and dispositions and acquisition-related costs, amortization expense, ASC 470-20 (FSP APB 14-1) interest, gain (loss) on early extinguishment of debt and the non-GAAP tax effect of such charges.

Valeant Pharmaceuticals International	Table 3
Statement of Revenue — by Segment
For the Three and Twelve Months Ended December 31, 2009 and 2008
(In thousands)
3.1	Revenue

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009	2008	% Change	2009	2008	% Change
Specialty pharmaceuticals
U.S.
Dermatology	$35,827	$31,599	13%	$123,475	$91,708	35%
Neurology & Other	49,453	39,854	24%	175,467	127,641	37%

Total U.S.	85,280	71,453	19%	298,942	219,349	36%
Canada	18,711	14,161	32%	64,861	56,988	14%
Australia	15,312	3,558	330%	40,062	21,602	85%

	119,303	89,172	34%	403,865	297,939	36%
Divested business	—	—		—	5,784

Specialty pharmaceuticals product sales	119,303	89,172	34%	403,865	303,723	33%
Alliance	18,288	4,374		50,639	4,374
Service	5,010	—		22,389	—
Total specialty pharmaceuticals revenue	142,601	93,546	52%	476,893	308,097	55%

Branded generics — Latin America product sales	47,185	36,930	28%	155,246	136,638	14%
Branded generics — Europe product sales	42,046	35,921	17%	151,650	152,804	-1%

Alliances (ribavirin royalties only)	8,690	16,617	-48%	46,672	59,438	-21%

Total revenue	$240,522	$183,014	31%	$830,461	$656,977	26%

Total product sales included above	$208,534	$162,023	29%	$710,761	$593,165	20%

3.2	Currency impact and revenue excluding currency impact (a)(b)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2009				2009
	currency	2009 excluding			currency	2009 excluding
	impact	currency impact	2008	% Change	impact	currency impact	2008	% Change
Specialty pharmaceuticals
U.S.	$(40)	$85,240	$71,453	19%	$(40)	$298,902	$219,349	36%
Canada	(2,344)	16,367	14,161	16%	4,536	69,397	56,988	22%
Australia	(3,939)	11,373	3,558	220%	827	40,889	21,602	89%

	(6,323)	112,980	89,172	27%	5,323	409,188	297,939	37%
Divested business	—	—	—		—	—	5,784

Specialty pharmaceuticals product sales	(6,323)	112,980	89,172	27%	5,323	409,188	303,723	35%
Alliance	—	18,288	4,374		—	50,639	4,374
Service	(240)	4,770	—		395	22,784	—
Total specialty pharmaceuticals revenue	(6,563)	136,038	93,546	45%	5,718	482,611	308,097	57%

Branded generics — Latin America product sales	(1,127)	46,058	36,930	25%	28,341	183,587	136,638	34%
Branded generics — Europe product sales	(1,199)	40,847	35,921	14%	39,838	191,488	152,804	25%

Alliances (ribavirin royalties only)	—	8,690	16,617	-48%	—	46,672	59,438	-21%

Total revenue	$(8,889)	$231,633	$183,014	27%	$73,897	$904,358	$656,977	38%

Total product sales included above	$(8,649)	$199,885	$162,023	23%	$73,502	$784,263	$593,165	32%
3.3	Alliance Revenue

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
	Segment	2009	2008	2009	2008
Ribavirin royalty	Alliances	$8,690	$16,617	$46,672	$59,438
1% clindamycin and 5% benzoyl peroxide (IDP111) profit share	Specialty	9,538	—	18,073	—
Other royalties	Specialty	3,310	—	11,230	—
License payments	Specialty	817	—	6,817	—
GSK collaboration	Specialty	4,623	4,374	14,519	4,374

Total alliance revenue		$26,978	$20,991	$97,311	$63,812

(a)	Note: Currency effect for constant currency sales is determined by comparing 2009 reported amounts adjusted to exclude currency impact, calculated using 2008 monthly average exchange rates, to the actual 2008 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.

(b)	See footnote (a) to Table 2.

Valeant Pharmaceuticals International Statement of Cost of Goods Sold and Non-GAAP Operating Income — by Segment For the Three and Twelve Months Ended December 31, 2009 and 2008 (In thousands)	Table 4
4.1	Cost of goods sold

	Three Months Ended December 31,				Twelve Months Ended December 31,
		% of		% of		% of		% of
		product		product		product		product
	2009	sales	2008	sales	2009	sales	2008	sales

Specialty pharmaceuticals	$23,068	19%	$18,442	21%	$78,858	20%	$64,027	21%
Branded generics — Latin America	15,549	33%	9,193	25%	46,186	30%	46,338	34%
Branded generics — Europe	19,545	46%	13,919	39%	67,798	45%	58,408	38%
Corporate	70		35		132		(857)

	$58,232	28%	$41,589	26%	$192,974	27%	$167,916	28%

4.2	Non-GAAP operating income excluding currency impact (a)(b)

	Three Months Ended
	December 31,
				2009
			2009	excluding
		% of	currency	currency	% of		% of
	2009	revenue	impact	impact	revenue	2008	revenue

Specialty pharmaceuticals	$72,172	51%	$(558)	$71,614	53%	$39,143	42%
Branded generics — Latin America	18,236	39%	3,161	21,397	46%	13,623	37%
Branded generics — Europe	10,574	25%	3,692	14,266	35%	10,641	30%

	100,982	44%	6,295	107,277	48%	63,407	38%

Alliances & Corporate	(3,161)		—	(3,161)		(199)

	$97,821	41%	$6,295	$104,116	45%	$63,208	35%

	Twelve Months Ended
	December 31,
				2009
			2009	excluding
		% of	currency	currency	% of		% of
	2009	revenue	impact	impact	revenue	2008	revenue

Specialty pharmaceuticals	$230,705	48%	$3,378	$234,083	49%	$48,674	16%
Branded generics — Latin America	58,928	38%	11,427	70,355	38%	29,670	22%
Branded generics — Europe	39,877	26%	10,213	50,090	26%	46,420	30%

	329,510	42%	25,018	354,528	41%	124,764	21%

Alliances & Corporate	(9,618)		—	(9,618)		(689)

	$319,892	39%	$25,018	$344,910	38%	$124,075	19%

(a)	See footnote (a) to Table 2 and footnote (b) to Table 3.

(b)	Non-GAAP operating income of $97.8 million and $319.9 million for the three and twelve months ended December 30, 2009 excludes the following GAAP items from GAAP operating income of $71.4 million and $232.8 million: special charges and credits including acquired in-process research and development of $4.4 million and $6.4 million, restructuring, asset impairments, dispositions and acquisition-related costs of $3.1 million and $10.1 million and amortization expense of $18.9 million and $70.6 million, respectively. Non-GAAP operating income of $63.2 million and $124.1 million for the three and twelve months ended December 30, 2008 excludes the following GAAP items from GAAP operating income of ($152.5) million and ($133.5) million: special charges and credits including acquired in-process research and development of $186.3 million and $186.3 million, restructuring, asset impairments, dispositions and acquisition-related costs of $17.0 million and $21.3 million and amortization expense of $12.4 million and $50.0 million, respectively.

Valeant Pharmaceuticals International Consolidated Balance Sheet and Other Data (In thousands)	Table 5
5.1	Cash

	As of
	December 31,
	2009	2008
Cash and cash equivalents	$68,080	$199,582
Marketable securities	13,785	19,193

Total cash and marketable securities	$81,865	$218,775

5.2	Summary of Cashflow Statement

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Cash flow provided by (used in):
Operating activities, continuing operations (GAAP)	$52,458	$142,009	$186,321	$200,655
Effect of ASC 470-20 (FSP APB 14-1) (a)(b)	—	6,115	35,338	6,115
Acquisition transaction fees (a)(b)	2,866	—	4,593	—

Operating activities, continuing operations (Non-GAAP) (a)(b)	55,324	148,124	226,252	206,770
Operating activities, discontinued operations	92	127	(2,768)	9,759
Investing activities (GAAP) (c)	(106,729)	(342,366)	(342,480)	169,918
Acquisition transaction fees (a)(b)	(2,866)	—	(4,593)	—

Investing activities (Non-GAAP) (a)(b)(c)	(109,595)	(342,366)	(347,073)	169,918
Financing activities (GAAP) (c)	(141,465)	(95,426)	29,909	(468,889)
Effect of ASC 470-20 (FSP APB 14-1) (a)(b)	—	(6,115)	(35,338)	(6,115)

Financing activities (Non-GAAP) (a)(b)(c)	(141,465)	(101,541)	(5,429)	(475,004)
Effect of exchange rate changes on cash and cash equivalents (c)	2,165	(26,025)	(2,484)	(21,226)

Net decrease in cash and cash equivalents (c)	(193,479)	(321,681)	(131,502)	(109,783)
Net decrease in marketable securities (c)	(110,565)	(30,556)	(5,408)	(32,929)

Net decrease in cash and marketable securities (c)	$(304,044)	$(352,237)	$(136,910)	$(142,712)

(a)	See footnote (a) to Table 2.

(b)	Cash flow for the three and twelve months ended December 31, 2009 includes $0 and $35.3 million relating to payments of accreted interest on long-term debt and notes payable made during these periods as determined by and pursuant to ASC 470-20 (FSP APB 14-1), $0 and $0.9 million for acquisition transaction fees related to the purchase of Emo-Farm in Poland, $0.3 million and $1.0 million for acquisition fees related to the purchase of Tecnofarma in Mexico, $1.7 million to $1.7 million for acquisition fees related to the purchase of Dow in the U.S. and $0.9 million and $1.0 million for acquisition fees related to the purchase of PFI in Australia, respectively.

(c)	Includes results from discontinued operations.
5.3	GSK Collaboration — Retagibine

Three Months Ended
December 31, 2009

Valeant SG&A	$14
Valeant R&D	10,311

10,325
GSK incurred cost	10,543

$20,868

Equalization (difference between individual partner costs and 50% of total)	$(109)

	Three Months Ended December 31, 2009
	Balance	Alliance
	sheet	revenue	SG&A	R&D
Accounting impact

Upfront payment from GSK	$125,000	$—	$—	$—
Release from upfront payment in prior quarters	(43,000)	—	—	—
Incurred cost in current quarter	—	—	14	10,311
Release from upfront payment in current quarter	(15,058)	(4,624)	(582)	(9,852)

Remaining upfront payment from GSK	$66,942	—	—	—

Equalization payable to GSK	$(109)	—	568	(459)

		$(4,624)	$—	$—

Valeant Pharmaceuticals International	Supplemental Table
Reconciliation of Product Sales Excluding Acquisitions, Divestitures, Estimated Wholesaler Inventory Reductions and Currency Impact
For the Three and Twelve Months Ended December 31, 2009 and 2008
(In thousands)

	Three Months Ended				Three Months Ended
	December 31, 2009				December 31, 2008
		2009					2008	2008
		acquisition		2009			estimated	excluding
	2009	impact at	2009	excluding currency	2008		wholesaler	divestiture	Q4 2009 growth at
	as	2009 rates	currency	& acquisition	as	2008	inventory	& wholesaler	constant currency,
	reported	(a)	impact	impact	reported	divestitures	reductions	impact	net of acquisitions
Specialty pharmaceuticals
U.S.	85,280	$(2,396)	$—	$82,884	$71,453	$—	$—	$71,453	16%
Canada	18,711	(230)	(2,311)	16,170	14,161	—	—	14,161	14%
Australia	15,312	(9,964)	(1,398)	3,950	3,558	—	—	3,558	11%

Specialty pharmaceuticals product sales	119,303	(12,590)	(3,709)	103,004	89,172	—	—	89,172	16%

Branded generics — Latin America product sales	47,185	(7,469)	(1,130)	38,586	36,930	—	—	36,930	4%
Branded generics — Europe product sales	42,046	(2,090)	(1,175)	38,781	35,921	—	—	35,921	8%

Total product sales	$208,534	$(22,149)	$(6,014)	$180,371	$162,023	$—	$—	$162,023	11%

	Twelve Months Ended				Twelve Months Ended
	December 31, 2009				December 31, 2008
									12mths 2009 growth
									at constant
		2009		2009			2008	2008	currency, net of
		acquisition		excluding			estimated	excluding	acquisitions,
	2009	impact at	2009	currency &	2008		wholesaler	divestiture &	2008 divestitures, &
	as	2009 rates	currency	acquisition	as	2008	inventory	wholesaler	estimated wholesaler
	reported	(a)	impact	impact	reported	divestitures	reductions	impact	inventory reductions
Specialty pharmaceuticals
U.S.	$298,942	$(32,351)	$—	$266,591	$219,349	$—	$15,033	$234,382	14%
Canada	64,861	(230)	4,569	69,200	56,988	—	1,950	58,938	17%
Australia	40,062	(19,010)	1,933	22,985	21,602	—	—	21,602	6%

	403,865	(51,591)	6,502	358,776	297,939	—	16,983	314,922	14%
Divested business	—	—	—	—	5,784	(5,784)	—	—

Specialty pharmaceuticals product sales	403,865	(51,591)	6,502	358,776	303,723	(5,784)	16,983	314,922

Branded generics — Latin America product sales	155,246	(12,142)	27,063	170,167	136,638	—	3,000	139,638	22%
Branded generics — Europe product sales	151,650	(7,659)	37,661	181,652	152,804	—	—	152,804	19%

Total product sales	$710,761	$(71,392)	$71,226	$710,595	$593,165	$(5,784)	$19,983	$607,364	17%

(a)	Acquisitions excluded from 2009 product sales include Coria in the U.S., PFI in the U.S. and Australia, Dr. Renaud in the U.S. and Canada, DermaTech and other acquired products in Australia, Tecnofarma S.A. de C.V. in Branded generics-Latin America and EMO-Farm in Branded generics-Europe.
See footnote (a) to Table 2 and Table 3.